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                                                                      EXHIBIT 11

                             THE LOEWEN GROUP INC.

                       COMPUTATION OF PER SHARE EARNINGS
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

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
                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                       JUNE 30,                JUNE 30,
                                                  -------------------     -------------------
                                                   1996        1995        1996        1995
                                                  -------     -------     -------     -------
    Basic
      Net earnings..............................  $19,489     $12,340     $36,712     $26,397
      Undeclared cumulative preferred share
         dividends..............................   (2,049)         --      (4,023)         --
                                                  -------     -------     -------     -------
      Net earnings available to Common
         shareholders...........................   17,440      12,340      32,689      26,397
      Weighted average shares outstanding.......   58,687      43,977      54,445      42,544
      Basic earnings per share..................  $  0.30     $  0.28     $  0.60     $  0.62
                                                  -------     -------     -------     -------
    Fully diluted
      Net earnings available to Common
         shareholders...........................  $17,440     $12,340     $32,689     $26,397
      Add: imputed earnings from dilutive
         options, net of tax effect.............      139         667         291       1,249
                                                  -------     -------     -------     -------
      Fully diluted net earnings................  $17,579     $13,007     $32,980     $27,646
      Weighted average shares outstanding.......   58,687      43,977      54,445      42,544
      Shares issuable upon assumed conversion of
         dilutive options.......................      731       2,297         755       2,339
                                                  -------     -------     -------     -------
      Fully diluted shares......................   59,418      46,274      55,200      44,883
                                                  -------     -------     -------     -------
      Fully diluted earnings per share..........  $  0.30     $  0.28     $  0.60     $  0.62
                                                  -------     -------     -------     -------
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